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                                                                     Exhibit 4.1

                            STOCK PURCHASE AGREEMENT

         AGREEMENT made, as of the 25th day of September, 2000, by and among NAI DIRECT, INC. ("NAID"); REAL QUEST, INC. ("RQ"); WORLDWIDE WEB NETWORX CORPORATION ("WWWX"); NEW AMERICA NETWORK, INC. ("NAI"); and GERALD C. FINN ("GCF") and JEFFREY FINN (GCF and Jeffrey Finn are sometimes hereafter referred to together as the "Finns").

         WHEREAS, on or about the 23rd day of September, 1999, NAI and WWWX entered into a Share Exchange Agreement (the "Share Exchange Agreement"), NAI, WWWX and RQ entered into the Real Quest Shareholders Agreement (the "RQ Shareholders Agreement"), and RQ, the Finns and NAID entered into the NAI Direct Shareholders Agreement (the "NAID Shareholders Agreement"); and

         WHEREAS, pursuant to the Share Exchange Agreement, NAI transferred to WWWX 80 shares of the common stock of RQ, representing 80% of the issued and outstanding equity of RQ, and WWWX issued a total of 1,500,000 shares of WWWX common stock to NAI, of which 750,000 shares were delivered to NAI on or about September 23, 1999 (the "Delivered WWWX Shares") and 750,000 shares are currently held in escrow pursuant to the provisions of Section 1.01(b) of the Share Exchange Agreement and the Escrow Agreement which is EXHIBIT 1.01 to the Share Exchange Agreement (the "Escrowed WWWX Shares"); and

         WHEREAS, WWWX owns 80% of the outstanding equity interest in RQ and NAI owns the remaining 20% of the outstanding equity interest in RQ; and

         WHEREAS, RQ owns 80% of the outstanding equity interest in NAID and the Finns and other employees of NAI and NAID own the remaining 20% of the outstanding equity interest in NAID; and

         WHEREAS, pursuant to Sections 3.1 through 3.3 of the RQ Shareholders Agreement, WWWX agreed to provide NAID with certain technology and to provide or obtain certain funding for NAID; and

         WHEREAS, WWWX loaned the sum of $1,000,000 to NAID in accordance with the provisions of Section 3.2 of the RQ Shareholders Agreement, as evidenced by that certain Promissory Note in the principal amount of $1,000,000, dated September 23, 1999 (the "$1 Million Note"); and

         WHEREAS, WWWX loaned the additional sum of approximately $1,100,000 to NAID in accordance with the provisions of Section 3.3 of the RQ Shareholders Agreement, as evidenced by that certain Promissory Note in the principal amount of $4,000,000, dated April 27, 2000 (the "$4 Million Note", and the $1 Million Note and the $4 Million Note are referred to hereafter collectively as the "Notes"); and
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         WHEREAS, WWWX loaned the additional sum of $250,000 to NAID (the
"$250,000 Loan"), on September 25, 2000, which was guaranteed by NAI, pursuant to the terms and provisions of a Convertible Promissory Note (the "$250,000 Note"); and

         WHEREAS, WWWX desires to acquire a 4% equity interest in NAI in consideration for 79 shares of the common stock of RQ owned by WWWX and the Notes, and NAI desires to acquire 79 shares of the RQ common stock owned by WWWX and the Notes from WWWX in consideration for a 4% equity interest in NAI.

         NOW, THEREFORE, in consideration for the foregoing premises and the promises contained herein, as well as for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and conclusively established, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. WWWX shall transfer 79 shares of the RQ common stock owned by WWWX and the Notes to NAI in exchange for such number of shares of the common stock of NAI as shall represent 4% of the total issued and outstanding capital stock of NAI, with the anti-dilution rights set forth herein and the registration rights set forth on EXHIBIT A attached hereto. Upon WWWX's receipt of a stock certificate evidencing its ownership of a 4% equity interest in NAI, as aforesaid, an agreement from NAI and RQ confirming WWWX's anti-dilution rights and registration rights and a stock certificate for 1 share of RQ common stock, WWWX shall transfer 79 shares of the RQ common stock owned by WWWX to NAI and deliver the Notes to NAI.

         2. Notwithstanding anything contained in SECTION 1 hereof to the contrary, in the event of the merger and consolidation of NAID and RQ with NAI, with NAI as the surviving entity (the "Consolidation"), WWWX's 4% equity interest in NAI and one share of RQ common stock shall be converted to such number of shares of NAI as shall represent 4% of the issued and outstanding capital stock of NAI as of the date hereof, subject to the anti-dilution provisions of Section 3.

         3. Neither NAI nor NAID (the "Company") shall, at any time hereafter:

                  a. issue shares of its common stock ("Common Stock") for a consideration per share less than the Current Market Value of the shares, other than shares issued (i) upon exercise of options hereafter granted to the Company's officers, directors, employees and consultants under a plan or plans adopted by the Company's Board of Directors and approved by its shareholders, provided that the exercise price for such options is not less than the Current Market Value of the shares at the time of the grant and only to the extent that the aggregate number of shares excluded hereby and issued after the date hereof shall not exceed 10% of the Company's Common Stock outstanding at the time of any issuance; (ii) upon exercise of options, warrants, convertible securities and convertible debentures outstanding as of September 14, 2000; (iii) to shareholders of any corporation which merges into the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger; (iv) issued in a private placement, or upon exercise or conversion of any


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securities issued in or in connection with such a private placement (including agent, consulting or advisory), where the Offering Price (as defined below) is at least 90% of the Current Market Value; (v) issued in a bona fide public offering pursuant to a firm commitment underwriting; or (vi) in connection with the Consolidation; or

                  b. issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in subsection (a) above) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities less than the Current Market Value of the shares.

For purposes hereof, the Current Market Value of a share of Common Stock shall be determined as follows:

If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq National Market System ("NMS"), the Current Market Value shall be the average of the last reported sale prices of the Common Stock on such exchange for the 10 trading days prior to the date of exercise of the Lender's conversion rights; provided that if no such sale is made on a day within such period or no closing sale price is quoted, that day's market value shall be the average of the closing bid and asked prices for such day on such exchange or system; or

If the Common Stock is listed in the over-the-counter market (other than on NMS) or admitted to unlisted trading privileges, the Current Market Value shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. for the 10 trading days prior to the date of the exercise of this Warrant; or

If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the Current Market Value shall be the fair market value of the shares as determined in a reasonable manner by the Board of Directors of the Company.

         4. Upon the completion of the stock exchange provided for in SECTION 1 of this Agreement, WWWX and NAI will cause the Escrowed WWWX Shares to be released from escrow and delivered to NAI. WWWX will cause the Rule 144 legend to be removed from the certificates evidencing both the Delivered WWWX Shares and the Escrowed WWWX Shares, as well as from the certificate(s) evidencing the 325,000 shares of WWWX common stock earned by NAI in connection with the AsseTrade transaction, as soon as it is legally permissible to do so.

         5. Upon the completion of the stock exchange provided for in SECTION 1 of this Agreement, NAI and/or GCF shall have the right to sell, pledge or hypothecate up to 325,000 shares of WWWX stock owned by NAI and/or GCF, at their discretion, subject to the provisions of applicable law. However, until the expiration of the six month period following the date of this Agreement, neither NAI nor GCF shall sell, pledge, grant a security interest in, hypothecate or encumber in any way any other WWWX shares owned by NAI and/or GCF and an appropriate legend shall be placed upon all certificates


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subject to such restriction; PROVIDED, HOWEVER, that a limited number of such shares may be sold by NAI and/or GCF, on an as needed basis, with the prior written consent of the president of WWWX, which shall not be unreasonably withheld. WWWX shall cause any legend placed on any certificates pursuant to the provisions of this SECTION 5 to be removed immediately upon the request of NAI at any time following the expiration of the six month period following the date of this Agreement. WWWX will not take any action that would interfere with the sale, pledge or hypothecation of any of the WWWX shares owned by NAI and/or GCF in accordance with the provisions of this Agreement and applicable law.

         6. If NAI receives a bona fide offer to purchase all or any portion of its shares of RQ from an independent third party at any time within the two year period following the date of this Agreement and prior to the registration of any of the RQ shares under the Securities Act of 1933, as amended, which NAI desires to accept, NAI shall give WWWX notice of such an offer and provide WWWX with a copy thereof. WWWX shall have the option to elect, within 10 days following its receipt of such notice, to purchase the shares of RQ which are the subject of the offer under the same terms and conditions as the offer. If, at the end of the option period described above, WWWX has not exercised its option to purchase all of the offered shares, then NAI shall be free, for a period of 60 days thereafter, to sell all, but not less than all, of the offered shares to the third party purchaser at the same price and upon the same terms and conditions as the offer. If such offered shares are not so sold within the aforesaid 60-day period, NAI shall not be permitted to sell such offered shares without again complying with the provisions of this SECTION 6.

         7. If RQ and/or the Finns, or either of them, receive a bona fide offer to purchase all or any portion of their shares of NAID from an independent third party at any time within the two year period following the date of this Agreement and prior to the registration of any of the NAID shares under the Securities Act of 1933, as amended, which RQ and/or the Finns, or either of them, desire to accept, RQ and the Finns, as applicable, shall give WWWX notice of such an offer and provide WWWX with a copy thereof. WWWX shall have the option to elect, within 10 days following its receipt of such notice, to purchase all of the shares of RQ and/or the Finns, as applicable, which are the subject of the offer under the same terms and conditions as the offer. If, at the end of the option period described above, WWWX has not exercised its option to purchase all of the offered shares, then RQ and/or the Finns, as applicable, shall be free, for a period of 60 days thereafter, to sell all, but not less than all, of the offered shares to the third party purchaser at the same price and upon the same terms and conditions as the offer. If such offered shares are not so sold within the aforesaid 60-day period, RQ and the Finns shall not be permitted to sell such offered shares without again complying with the provisions of this SECTION 7.

         8. If the Finns, or either of them, receive an offer to purchase all or any portion of their shares of NAI, which they, or either of them, desire to accept, the Finns (or either of them, as applicable) shall give prompt notice to WWWX of such offer and the terms thereof and provide WWWX with a copy of such offer. WWWX shall have the option, which must be exercised in writing not later than 10 days prior to the closing of the sale


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by the Finns (or either of them, as applicable), to require the Finns to give notice to the purchaser that, as part of the same transaction and as a condition thereto, WWWX's shares must be purchased for the same consideration and otherwise on the same terms and conditions upon which the Finns (or either of them, as applicable) will sell their shares to the purchaser. If the purchaser does not wish to purchase a greater interest in NAI than contained in its offer, then the purchaser must purchase the shares from the Finns (or either of them, as applicable) and WWWX on a pro rata basis in relation to each party's interest in NAI. In the event the purchaser does not purchase the shares of WWWX in accordance with the provisions of this SECTION 8, then the sale by the Finns (or either of them, as applicable) of their shares in NAI shall be voidable at the option of WWWX.

         9. Upon the completion of the stock exchange provided for in SECTION 1 of this Agreement, the RQ Shareholders Agreement shall terminate and each of the parties hereto releases the others from all obligations under both the RQ Shareholders Agreement and the NAID Shareholders Agreement.

         10. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

         11. In case any clause or provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining clauses and provisions hereof shall not in any way be affected or impaired thereby.

         12. This Agreement shall be interpreted as having been fully negotiated and drafted jointly by all of the parties, and shall not be more strictly construed against any party.

         13. This Agreement constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof and supersedes all prior oral and/or written understandings and agreements relating thereto. None of the parties nor any of its agents has made any representations to the others which the parties intend to have any force or effect, except as specifically set forth herein, and no party, in executing or performing this Agreement, is relying upon any statement, covenant, representation or information, of any nature, whatsoever, to whomsoever made or given, directly or indirectly, verbally or in writing, by any person or entity, except as specifically set forth herein. This Agreement may not be modified or changed, in any way, except in writing signed by both of the parties hereto.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.


                                    NEW AMERICA NETWORK, INC.


                                    By: /s/ JEFFREY FINN
                                        --------------------------------------
                                        Name:  Jeffrey Finn
                                        Title: President

                                    NAI DIRECT, INC.


                                    By: /s/ JEFFREY FINN
                                        --------------------------------------
                                        Name:  Jeffrey Finn
                                        Title: President

                                    REAL QUEST, INC.


                                    By: /s/ JEFFREY FINN
                                        --------------------------------------
                                        Name:  Jeffrey Finn
                                        Title: President


                                    WORLDWIDE WEB NETWORX CORPORATION


                                    By: /s/ CAROL C. KNAUFF
                                        --------------------------------------
                                        Name:  Carol C. Knauff
                                        Title: Chairman, Chief Executive
                                               Officer, and President


                                    ------------------------------------------
                                    /s/ GERALD C. FINN
                                    GERALD C. FINN


                                    ------------------------------------------
                                    /s/ JEFFREY FINN
                                    JEFFREY FINN